UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*



                         CONCENTRIC NETWORK CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)



                     Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   20589R 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                        January 1, 1999-December 31, 1999
--------------------------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|  Rule 13d-1(b)

         |X|  Rule 13d-1(c)

         |X|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 8 pages

----------------------
CUSIP NO. 20589R 10 7
----------------------

--------------------------------------------------------------------------------
 1.      NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
         (ENTITIES ONLY)
         SOFTBANK VENTURES, INC.
--------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
         INSTRUCTIONS)
                                                                    (a)  [  ]
                                                                    (b)  [  ]
--------------------------------------------------------------------------------
 3.      SEC USE ONLY

--------------------------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION
         JAPAN
--------------------------------------------------------------------------------
                           5.    SOLE VOTING POWER
  NUMBER OF                      0
    SHARES                 -----------------------------------------------------
BENEFICIALLY               6.    SHARED VOTING POWER
  OWNED BY                       0
    EACH                   -----------------------------------------------------
 REPORTING                 7.    SOLE DISPOSITIVE POWER
   PERSON                        0
    WITH:                  -----------------------------------------------------
                           8.    SHARED DISPOSITIVE POWER
                                 0
--------------------------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [  ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         CO
--------------------------------------------------------------------------------

                                Page 2 of 8 pages

----------------------
CUSIP NO. 20589R 10 7
----------------------

--------------------------------------------------------------------------------
 1.      NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
         (ENTITIES ONLY)
         SOFTBANK CORP.
--------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
         INSTRUCTIONS)
                                                                    (a)  [  ]
                                                                    (b)  [  ]
--------------------------------------------------------------------------------
 3.      SEC USE ONLY

--------------------------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION
         JAPAN
--------------------------------------------------------------------------------
                           5.    SOLE VOTING POWER
  NUMBER OF                      0
    SHARES                 -----------------------------------------------------
BENEFICIALLY               6.    SHARED VOTING POWER
  OWNED BY                       0
    EACH                   -----------------------------------------------------
 REPORTING                 7.    SOLE DISPOSITIVE POWER
   PERSON                        0
    WITH:                  -----------------------------------------------------
                           8.    SHARED DISPOSITIVE POWER
                                 0
--------------------------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [  ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         HC, CO
--------------------------------------------------------------------------------

                                Page 3 of 8 pages

----------------------
CUSIP NO. 20589R 10 7
----------------------

--------------------------------------------------------------------------------
 1.      NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
         (ENTITIES ONLY)
         MASAYOSHI SON
--------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
         INSTRUCTIONS)
                                                                    (a)  [  ]
                                                                    (b)  [  ]
--------------------------------------------------------------------------------
 3.      SEC USE ONLY

--------------------------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION
         JAPAN
--------------------------------------------------------------------------------
                           5.    SOLE VOTING POWER
  NUMBER OF                      0
    SHARES                 -----------------------------------------------------
BENEFICIALLY               6.    SHARED VOTING POWER
  OWNED BY                       0
    EACH                   -----------------------------------------------------
 REPORTING                 7.    SOLE DISPOSITIVE POWER
   PERSON                        0
    WITH:                  -----------------------------------------------------
                           8.    SHARED DISPOSITIVE POWER
                                 0
--------------------------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [  ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         IN
--------------------------------------------------------------------------------

                                Page 4 of 8 pages

----------------------
CUSIP NO. 20589R 10 7
----------------------

ITEM 1(a).   NAME OF ISSUER: Concentric Network Corporation

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             10590 N. Tantau Avenue, Cupertino,
             California 95014.

ITEM 2(a). NAME OF PERSON FILING: This Schedule 13G is being filed on behalf of the following persons (the "Reporting Persons"):

                      (1)   SOFTBANK Ventures, Inc.("SVI");

                      (2)   SOFTBANK Corp. ("SOFTBANK"); and

                      (3)   Mr. Masayoshi Son ("Mr. Son").

                      SVI, a Japanese corporation, which directly owns the shares of the Issuer, is a wholly-owned subsidiary of SOFTBANK, a Japanese corporation. Mr. Son is the President and Chief Executive Officer of SOFTBANK and owns an approximately 50% interest in SOFTBANK.

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
             RESIDENCE: The address of the principal business office of the Reporting Persons is 24-1 Nihonbashi-Hakozakicho, Chuo-Ku, Tokyo 103-8501, Japan.

ITEM 2(c). CITIZENSHIP: SVI and SOFTBANK are Japanese corporations. Mr. Son is a Japanese citizen.

ITEM 2(d).   TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value.

ITEM 2(e).   CUSIP NUMBER: 20589R 10 7.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

             (a)   [ ]   Broker or dealer registered under
                         Section 15 of the Exchange Act.


                                Page 5 of 8 pages

----------------------
CUSIP NO. 20589R 10 7
----------------------

             (b)   [ ]   Bank as defined in Section 3(a)(6) of the
                         Exchange Act.

             (c)   [ ]   Insurance company as defined in Section 3(a)(19)
                         of the Exchange Act.

             (d)   [ ]   Investment company registered under Section 8 of
                         the Investment Company Act.

             (e)   [ ]   An investment adviser in accordance with
                         Rule 13d-1(b)(1)(ii)(E).

             (f)   [ ]   An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F).

             (g)   [ ]   A parent holding company or control person in
                         accordance with Rule 13d-1(b)(1)(ii)(G).

             (h)   [ ]   A savings association as defined in Section 3(b)
                         of the Federal Deposit Insurance Act.

             (i)   [ ]   A church plan that is excluded from the
                         definition of an investment company under
                         Section 3(c)(14) of the Investment Company Act.

             (j)   [ ]   Group, in accordance with Rule 13d-
                         1(b)(1)(ii)(J).

ITEM 4.      OWNERSHIP.

             (a)   AMOUNT BENEFICIALLY OWNED:         0

             (b)   PERCENT OF CLASS:                  0%

             (c)   NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                   (i)  SOLE POWER TO VOTE OR DIRECT THE VOTE:
                        0

                  (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE:
                        0


                                Page 6 of 8 pages

----------------------
CUSIP NO. 20589R 10 7
----------------------

                  (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE
                        DISPOSITION OF:
                        0

                   (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE
                        DISPOSITION OF:
                        0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
             ANOTHER PERSON. Not applicable.

ITEM 7.      IDENTIFICATION AND CLASSIFICATION OF THE
             SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
             REPORTED ON BY THE PARENT HOLDING COMPANY. Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
             THE GROUP. Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP. Not applicable.

ITEM 10.     CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                Page 7 of 8 pages

----------------------
CUSIP NO. 20589R 10 7
----------------------

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2000

                                    SOFTBANK VENTURES, INC.
                                    By:  Yoshitaka Kitao, President & CEO


                                       By:  /s/ Stephen A. Grant
                                            ---------------------------------
                                            Stephen A. Grant, Attorney-in-Fact



                                    SOFTBANK CORP.


                                    By:     /s/ Stephen A. Grant
                                            ---------------------------------
                                            Stephen A. Grant, Attorney-in-fact


                                  MASAYOSHI SON


                                    By:     /s/ Stephen A. Grant
                                            ---------------------------------
                                            Stephen A. Grant, Attorney-in-fact


                                Page 8 of 8 pages

----------------------
CUSIP NO. 20589R 10 7
----------------------

                                  EXHIBIT INDEX

         Exhibit            Description

         Exhibit A          Agreement of Joint Filing, dated as of
                            February 14, 2000, by and among SOFTBANK
                            Ventures, Inc., SOFTBANK Corp. and Mr.
                            Masayoshi Son.

         Exhibit B          Power of Attorney (incorporated by
                            reference to Exhibit 24 to the Statement on Schedule 13G filed by SOFTBANK, Mr.
                            Son and SOFTBANK Ventures, Inc. on
                            February 18, 1998 with respect to
                            Concentric Network Corporation).

         Exhibit C          Power of Attorney